 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 8, 2020

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082	05-0420589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Enterprise Center, Middletown, RI 02842
(Address of Principal Executive Offices and zip code)

(401) 847-3327
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	KVHI	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

KVH Industries, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Vintage Capital Management, LLC and Kahn Capital Management, LLC (together, the “Investors”), dated as of April 8, 2020, regarding the membership and composition of the Board and related matters.
Pursuant to the Cooperation Agreement, the Company (i) increased the size of Company’s board of directors (the “Board”) by one director and (ii) the appointed Robert Tavares to the newly created vacancy as a Class II director with a term ending on the date of the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”), in each case, effective immediately. Each Investor has also irrevocably withdrawn its notice to the Company regarding each Investor’s intent to nominate individuals for election to the Board at the Company’s 2020 annual meeting of stockholders.
At any stockholder meeting during the period from the date of the Cooperation Agreement until the date that is 30 days prior to the director nomination deadline for the Company’s 2021 annual meeting of stockholders (such period, the “Restricted Period”), each Investor has agreed to vote its shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board and (ii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination or other extraordinary transactions.
During the Restricted Period, the Investors have also agreed to certain standstill provisions, including, among other things, agreeing not to (i) engage in any solicitation of proxies or consents with respect to any matter or proposal, (ii) acquire cumulative ownership (beneficial or otherwise) of 10% or more of the Company’s outstanding common stock, (iii) effect or seek to effect, directly or indirectly, any tender or exchange offer, merger, consolidation or other extraordinary transaction or action involving the Company, (iv) nominate or recommend for nomination any person for election to the Board, (v) make or be the proponent of any stockholder proposal or (vi) pursue any legal proceeding against the Company, subject to certain exceptions. In addition, the Investors have agreed not to nominate directors or take certain other actions until the date that is 30 days prior to the director nomination deadline for the 2022 Annual Meeting.
During the Restricted Period, each of the Company and the Investors also agreed to non-disparagement provisions, subject to certain exceptions.
The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the appointment of Mr. Tavares as a director of the Company is incorporated herein by reference.
Mr. Tavares, 58, has over 30 years of experience in microelectronics and semiconductors for both commercial and defense applications. He served as CEO, President and member of the Board of the then-public company API Technologies from March 2015 until September 2019. Prior to joining API, Mr. Tavares served as President of Crane Electronics Inc., a provider of microelectronic-based solutions for power and microwave applications to the defense, commercial aerospace, and medical markets, from March 2012 to February 2015, President of US Operations at e2v aerospace & defense Inc., a leading supplier of technology solutions in RF power and semiconductors, from July 2011 to March 2012, and in various management roles at Tyco Electronics, M/A Com Division, from May 1985 to February 2010. Mr. Tavares holds a B.S in Engineering from the University of Massachusetts, Dartmouth.

None of the above-referenced companies is a parent, subsidiary or other affiliate of the Company.

There are no related party transactions between the Company and Mr. Tavares that would require disclosure under Item 404(a) of Regulation S-K.
For his service as non-employee director, Mr. Tavares will be entitled to receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 25, 2019.

Item 7.01 Regulation FD.
On April 8, 2020, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 hereto, addressing the matters described in this Current Report on Form 8-K.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated as of April 8, 2020, by and among KVH Industries, Inc., Vintage Capital Management, LLC, and Kahn Capital Management, LLC
99.1	Press release, dated April 8, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.
Date: April 8, 2020	BY:	/s/ DONALD W. REILLY
Donald W. Reilly
Chief Financial Officer